Exhibit 99.1

OSI Systems Reports Fourth Quarter and Fiscal Year 2008 Financial Results

  Fourth Quarter Record Revenues of $171 million
  Operating Cash Flow of $9 million for Q4 Fiscal 2008
  Expected EPS Growth of 45% to 65% in Fiscal 2009

HAWTHORNE, Calif.--(BUSINESS WIRE)--OSI Systems, Inc. (NASDAQ: OSIS) today announced financial results for its fourth quarter and fiscal year ended June 30, 2008.

The Company reported record revenues of $171.2 million for the fourth quarter of fiscal 2008, an increase of 12% from the $152.8 million reported for the fourth quarter of fiscal 2007. Net income for the fourth quarter of fiscal 2008 was $5.5 million, or $0.31 per diluted share, compared to net income of $4.3 million, or $0.24 per diluted share for the fourth quarter of fiscal 2007.

For the fiscal year ended June 30, 2008, the Company reported record revenues of $623.1 million, an increase of 17% from the $532.3 million reported for fiscal 2007. Net income for fiscal 2008 was $13.9 million, or $0.78 per diluted share, compared to a net loss of ($18.8) million, or ($1.12) per diluted share in fiscal 2007.

The results for the three months and fiscal year ended June 30, 2008 and the prior comparable periods of fiscal 2007 include the following non-recurring items:

  For the three months and fiscal year ended June 30, 2008 the Company incurred impairment, restructuring and other charges of $1.3 million and $4.7 million, respectively, compared to $2.3 million and $36.4 million for the comparable periods of fiscal 2007. The $36.4 million of impairment, restructuring and other charges in fiscal 2007 includes $10.3 million of inventory reserves, which was recorded in cost of goods sold.
  The results for the fiscal year ended June 30, 2008 were favorably impacted by a $4.3 million tax benefit associated with the repurchase of the minority interest in Spacelabs Healthcare. Additionally, the results for fiscal 2007 were favorably impacted by a gain of $15 million, recorded as other income, resulting from a settlement related to the Company’s acquisition of Spacelabs Medical in fiscal 2004.

Excluding the impact of the aforementioned non-recurring items and applying the full year effective tax rate, net income for the fourth quarter of fiscal 2008 would have been approximately $6.4 million or $0.36 per diluted share compared to net income of $2.8 million or $0.16 per diluted share for the fourth quarter of fiscal 2007 and net income for fiscal 2008 would have been approximately $13.1 million, or $0.74 per diluted share compared to a net loss of $(5.0) million or $(0.30) per diluted share for the comparable period of fiscal 2007. These non-GAAP figures are provided to allow for the comparison of underlying earnings, net of non-recurring charges, providing insight into the on-going operations of the Company.

As of June 30, 2008, the Company’s backlog was $212 million compared to $219 million as of March 31, 2008 while during the comparable period the backlog for the Company’s Security division increased by $7 million to $116 million. For the fourth quarter of fiscal 2008, the Company generated cash flow from operations of $9.2 million and capital expenditures were $4.3 million.

Deepak Chopra, OSI Systems Chairman and CEO, stated, “We are very pleased with our operating results for fiscal 2008. We have been focused on improving our profitability and the results announced today highlight the significant progress we have made to date. For fiscal 2008, revenues increased 17% while our operating income, excluding the impact of impairment and restructuring charges, improved from an operating loss of approximately $6 million in fiscal 2007 to an operating profit of approximately $24 million in fiscal 2008.”

Mr. Chopra continued, “All three of our business divisions concluded the fiscal year on a positive note. Excluding the impact of impairment and restructuring charges, the Security division reported revenue growth of 21% while operating income improved by 104%. The Healthcare division continued its strong turnaround, improving from an operating loss of $4.7 million in fiscal 2007 to an operating profit of $12.9 million in fiscal 2008. While finally, our Optoelectronic division increased external sales and operating income excluding the impact of impairment and restructuring charges 25% respectively in fiscal 2008 when compared to fiscal 2007.”

Company Outlook – Guidance for Fiscal 2009

The Company has not previously issued guidance for fiscal 2009. Subject to the risk factors referenced in the Safe Harbor section of this press release, the Company announced that, for fiscal 2009, it anticipates net sales of $660-$680 million and earnings per diluted share of $1.07 to $1.22 excluding the impact of impairment, restructuring and other one-time charges.

Alan Edrick, OSI Systems Executive Vice President and Chief Financial Officer, said, “Our performance in fiscal 2008 marked the beginning of a significant financial turnaround to improve earnings and cash flow. We will continue our ongoing operational improvement initiatives which we believe will result in significant leverage to our bottom line. Our focus on generating free cash flow was evident in our fourth quarter results and we anticipate further improvements in fiscal 2009.”

Conference Call Information

OSI Systems, Inc. will host a conference call and simultaneous webcast over the Internet beginning at 9:00 am PDT (12:00 pm EDT) today to discuss its financial results and its business outlook. This conference call will contain forward-looking information. To listen to the call, please log on to www.fulldisclosure.com or www.osi-systems.com and follow the link that will be posted on the front page. A replay of the webcast will be available shortly after the conclusion of the conference call until September 10, 2008. The replay can either be accessed through the Company’s website, www.osi-systems.com, or via telephonic replay by calling 1-888-286-8010 and entering the conference call identification number ‘44687968’ when prompted for the replay code.

About OSI Systems, Inc.

OSI Systems, Inc. is a Hawthorne, California-based diversified global developer, manufacturer and seller of security and inspection systems, medical monitoring and anesthesia products, and optoelectronic devices and value-added subsystems. The Company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities located in more than a dozen countries. OSI Systems implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems, Inc. or any of its subsidiary companies, visit www.osi-systems.com. News Filter: OSIS-G

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company’s expectations, goals or intentions about the future, including the Company’s financial projections of revenues and earnings per share as well as its plans to reduce costs and improve bottom line performance and to maximize shareholder value. The actual results may differ materially from those described in or implied by any forward-looking statement. In particular, there can be no assurance that such goal will ultimately be achieved, current plans fully implemented or that other expectations, such as those concerning future revenues and bottom line performance, will ultimately materialize. Other important factors are set forth in our Securities and Exchange Commission filings. All forward-looking statements are current as of the date of this release, and the Company undertakes no obligation to update any statement in light of new information or future events.

OSI SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2007	2008	2007	2008

Revenues	$152,799	$171,173	$532,284	$623,088
Cost of goods sold	96,296	111,631	354,067	404,049
Gross profit	56,503	59,542	178,217	219,039

Operating expenses:
Selling, general and administrative	38,671	37,105	149,859	150,050
Research and development	11,022	11,852	44,446	45,361
Impairment, restructuring, and other charges	2,302	1,333	26,071	4,688
Total operating expenses	51,995	50,290	220,376	200,099

Income (loss) from operations	4,508	9,252	(42,159)	18,940

Interest expense	(1,024)	(1,125)	(4,544)	(4,844)
Interest income	154	75	475	375
Other income/(expense)	(6)	-	15,766	-

Income (loss) before provision for income taxes and minority interest	3,632	8,202	(30,462)	14,471

Provision (benefit) for income taxes	(1,269)	2,556	(12,876)	579
Minority interest	(618)	(108)	(1,172)	(32)
Net income (loss)	$4,283	$5,538	$(18,758)	$13,860

Diluted income (loss) per share	$0.24	$0.31	$(1.12)	$0.78

Weighted average shares outstanding - diluted	17,544	18,142	16,844	17,735

Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	June 30,
	2007	2008

Assets
Cash and cash equivalents	$15,980	$18,232
Accounts receivable, net	140,483	156,781
Inventories	120,174	144,807
Other current assets	38,002	36,635
Total current assets	314,639	356,455
Non-current assets	136,844	151,186
Total	$451,483	$507,641

Liabilities and Stockholders' Equity
Bank lines of credit	$16,775	$18,657
Current portion of long-term debt	5,744	6,593
Accounts payable and accrued expenses	85,717	89,594
Other current liabilities	47,662	46,653
Total current liabilities	155,898	161,497
Long-term debt	25,709	49,091
Other long-term liabilities	13,849	17,804
Total liabilities	195,456	228,392
Minority interest	8,815	1,228
Shareholders' equity	247,212	278,021
Total	$451,483	$507,641

	SEGMENT INFORMATION
	(in thousands)

		Three Months Ended		Fiscal Year Ended
		June 30,		June 30,
		2007	2008	2007	2008

	Revenues - by Segment Group:
	Security Group	$56,096	$61,760	$186,575	$225,836
	Healthcare Group	68,539	68,645	233,178	256,695
	Optoelectronics and Manufacturing Group including intersegment revenues	39,439	53,130	150,507	187,624
	Intersegment revenues elimination	(11,275)	(12,362)	(37,976)	(47,067)
	Total	$152,799	$171,173	$532,284	$623,088

	Operating income (loss) - by Segment Group:
	Security Group (i)	$1,884	$3,725	$(29,400)	$5,365
	Healthcare Group	4,282	3,357	(4,712)	12,918
	Optoelectronics and Manufacturing Group	2,331	4,567	9,612	13,114
	Corporate	(3,551)	(2,331)	(16,987)	(12,258)
	Eliminations	(438)	(66)	(672)	(199)
	Total	$4,508	$9,252	$(42,159)	$18,940

(i)

Includes non-recurring impairment, restructuring and other charges for $1.4 million and $0.2 million for the three months ended June 30, 2007 and 2008, respectively, and $33.2 million and $2.3 million for the years ended June 30, 2007 and 2008, respectively.

CONTACT:
OSI Systems, Inc.
Jeremy Norton, Vice President
Investor Relations & Business Development
310-349-2372